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                                                                      Exhibit 15







Security Capital Pacific Trust
El Paso, Texas

Ladies and Gentlemen:

Re: Registration Statement on Form S-3 relating to registration of $300 million debt securities and preferred shares

With respect to the subject registration statement, we acknowledge our awareness of the incorporation therein of our AU 722 reports, dated April 23, 1996 and August 12, 1996, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.





                                       KPMG PEAT MARWICK LLP


Chicago, Illinois
September 27, 1996